Exhibit (a)(1)(C)

AMENDMENT NO. 1

to the

PUT RIGHT NOTICE

To the Holders of All Outstanding

HOLOGIC, INC.

2.00% Convertible Senior Notes due 2042

(CUSIP No. 436440 AC5)1

Reference is made to the Put Right Notice issued by Hologic, Inc. (the “Company”) on January 29, 2018 (the “Original Put Right Notice”) to the Holders of the Notes. All capitalized terms used but not specifically defined in this amendment (the “Amendment”) shall have the respective meanings given to such terms in the Original Put Right Notice.

The Company hereby provides notice to the Holders that the Put Option has been amended to provide Holders until 12:00 midnight, New York City time, at the end of Wednesday, February 28, 2018 to exercise the Put Option. The Put Option was previously scheduled to expire at 5:00 p.m., New York City time, on Wednesday, February 28, 2018. Additionally, Holders can withdraw their previous exercise of the Put Option with respect to any Notes at any time until 12:00 midnight, New York City time, at the end of Wednesday, February 28, 2018. A Holder’s right to withdraw their previous exercise of the Put Option was previously scheduled to expire at 5:00 p.m., New York City time, on Wednesday, February 28, 2018.

Additional Information

The information under the caption “Additional Information” in the Original Put Right Notice is hereby amended to include a reference to the following document (as such document may be amended from time to time), which contains important information about the Company and its financial condition:

•	The Company’s Quarterly Report on Form 10-Q filed with the SEC on February 8, 2018.

This Amendment is being made to comply with the rules and procedure requirements of the SEC. Except for the extensions and additional information described above, all of the terms and conditions set forth in the Original Put Right Notice issued to Holders and filed with the SEC on January 29, 2018 remain unchanged.

The Trustee, Paying Agent and Conversion Agent is

Wilmington Trust Company

and for purposes of this Amendment, the address is:

Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1626

Attn: Workflow Mgmt – 5th Floor

Telephone: (302) 636-6470

Facsimile: (302) 636-4139

[1]	The CUSIP number has been assigned to the Notes by an organization that is not affiliated with the Company or the Trustee and is included solely for the convenience of the Holders of the Notes. Neither the Company nor the Trustee shall be responsible for the selection or use of any such CUSIP number, nor is any representation made as to its correctness or accuracy on the Notes or as indicated in this Put Right Notice.

Any questions or requests for assistance or copies of this Amendment, the Original Put Right Notice or other materials may be directed to the Paying Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Put Option.

* * * * *

HOLOGIC, INC.

By:	Wilmington Trust Company, as Trustee

Dated: February 9, 2018